SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

April 22, 2019

To the Stockholders of American Vanguard Corporation:

Meeting Date: Wednesday, June 5, 2019	Meeting Time: 11:00 am Pacific Standard Time

Meeting Place: www.virtualshareholdermeeting.com/AVD2019	Record Date: April 10, 2019

MEETING AGENDA AND VOTING RECOMMENDATIONS

Items of Business		Board Recommendation	Page Number
1.	Elect eight (8) directors until their successors are elected and qualified	FOR	38
2.	Ratify the appointment of BDO USA, LLP (“BDO”) as independent registered public accounting firm for the year ending December 31, 2019	FOR	39
3.	Hold an advisory vote on executive compensation	FOR	40

This year, we are providing access to proxy materials over the Internet under the SEC’s “notice and access” rules. This method of delivery will serve to reduce the cost of distribution and reduce the impact on the environment that would otherwise arise from printing hard copies of proxy materials. Our board of directors has fixed April 10, 2019, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Proxy materials were sent commencing on approximately April 22, 2019, to all stockholders of record as of the record date.

Whether or not you plan to attend the Annual Meeting via live webcast, please vote your shares in one of the following ways, either: (i) by Internet or telephone before the meeting, (ii) by Internet during the meeting, or (iii) if you request to receive printed proxy materials, by following the instructions on the card, including by marking, dating and signing the proxy card and returning it. Please review the instructions on each voting option as described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card that you may elect to receive by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018, are available to view and download at www.proxyvote.com.

We are grateful for your continuing interest in American Vanguard Corporation.

By Order of the Board of Directors

Timothy J. Donnelly
Chief Administrative Officer
General Counsel & Secretary

Newport Beach, California

April 22, 2019

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 5, 2019

Proxy Solicitation by the Board of Directors

The Board of Directors of American Vanguard Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting to be held on Wednesday, June 5, 2019, via live webcast at www.virtualshareholdermeeting.com/AVD2019. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues, so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent to stockholders is April 22, 2019.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on Wednesday, April 10, 2019, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 32,779,000 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), were issued, of which, 28,983,667 were entitled to vote. Of the total number of issued shares, 3,061,040 were held as treasury shares and 734,293 were held as restricted shares. Each share of Common Stock, excluding treasury and restricted shares, entitles its record holder on the Record Date to one vote on all matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018, are available to view and download at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

2019 PROXY STATEMENT	1

QUESTIONS AND ANSWERS

Can I attend the Annual Meeting?

We will be hosting the Annual Meeting via live webcast on the Internet. You will not be able to attend the meeting in person. Any stockholder can listen to, and participate in, the Annual Meeting by logging onto www.virtualshareholdermeeting.com/AVD2019 at 11:00 a.m. Pacific Standard Time on Wednesday, June 5, 2019. Stockholders may vote and submit written questions while connected to the Annual Meeting on the Internet, but will otherwise be in a listen-only mode.

How do I participate in the Annual Meeting on line?

You will need to use the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (“the Internet Notice”) or proxy card (if you requested and received a printed version of proxy materials) in order to vote your shares or submit written questions during the meeting. Instructions on how to connect and participate via the Internet (including how to demonstrate your ownership of stock) are posted at www.virtualshareholdermeeting.com/AVD2019.

If you do not have your 16-digit control number, you will be able to listen to the meeting only; however, without the control number you will not be able to vote or submit questions during the meeting.

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This Proxy Statement (“Proxy”) describes issues on which you are invited to vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, American Stock Transfer & Trust, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on

1.	The election of eight (8) directors,

2.	The ratification of the appointment of BDO as the Company’s independent registered public accounting firm for fiscal year 2019, and

3.	An advisory vote on executive compensation, as disclosed in the Proxy.

When you submit your proxy (by telephone, Internet or hard copy), you appoint Eric G. Wintemute and Timothy J. Donnelly as your representatives at the Annual Meeting. When we refer to the “named proxies,” we are referring to Messrs. Wintemute and Donnelly. This way, your shares will be voted even if you cannot attend the meeting.

How do I vote my shares?

Record holders may vote in advance of the Annual Meeting by using either the Internet, telephone or as per instructions in the proxy card (if you have requested and received printed proxy materials). Also, you may vote during the meeting via the Internet, as described above. Persons who beneficially own stock can vote at the Annual Meeting, provided that they obtain a “legal proxy” from the person or entity holding the stock, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its legal rights as a record holder (which, in turn, had been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting.

Set forth below are the various means—Internet, telephone and mail—for voting your shares.

You may submit your proxy on the Internet or by phone. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet at www.proxyvote.com or by phone (as per instructions on the proxy card), 24 hours per day and seven days per week. You will need the 16-digit control number included on the Internet Notice or your proxy card (if you requested printed proxy materials). Votes submitted via the Internet or phone must be received by 11:59 p.m., Eastern Standard Time, on

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Questions and Answers

Tuesday, June 4, 2019. Subject to rules relating to broker non-votes, your Internet or telephonic vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned a proxy card.

You may submit your proxy by mail. If you requested and received printed proxy materials, then you may vote by any means indicated in the proxy card, including Internet or by signing and dating the proxy card or voting instruction form received with this proxy statement and mailing it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

You may vote during the Annual Meeting. Instructions on how to vote while participating in the Annual Meeting via live webcast are posted at www.virtualshareholdermeeting.com/AVD2019.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received an Internet Notice or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Internet Notice or voting instructions provided by your broker or nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may not be voted during the Annual Meeting.

All proxy voting procedures, including those by the Internet and by telephone, will include instructions on how to vote either “FOR” or “AGAINST” any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote, irrespective of the method (i.e., Internet, telephone or mail) in which you originally voted, by:

•

Submitting a proxy by Internet not later than 11:59 p.m., Eastern Standard Time, on Tuesday, June 4, 2019 (which may not be available to some beneficial holders); your latest Internet proxy will be counted;

•	Signing and delivering a proxy card with a later date; or

•	Participating in the Annual Meeting live via the Internet and voting again.

If you are a beneficial owner of your shares, then you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

How many shares must be present to hold the meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum. Shares of Common Stock will be counted as present at the Annual Meeting, if the stockholder casts a vote electronically during the Annual Meeting or has properly submitted and not revoked a proxy prior to such meeting. As noted above, treasury shares are not entitled to vote and, therefore, are not counted in determining a quorum. Broker non-votes with respect to ratification of BDO as independent registered public accounting firm and abstentions, however, shall count toward establishing a quorum for the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors shall be elected by a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting. In other words, those nominees for whom the number of shares voted “FOR” exceeds the number of shares voted “AGAINST” will be elected. There is no cumulative voting for the Company’s directors. Further, broker non-votes will not be taken into account in determining the outcome of the election of directors.

How many votes must be received in order for the other proposals to be ratified?

Approval for the two other proposals (the appointment of BDO as independent registered public accounting firm and the advisory vote on executive compensation) will require the affirmative vote of a majority of the votes cast at the meeting.

How will my shares be voted, and what are broker non-votes?

All proxies received and not revoked will be voted as directed. If you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if you are not a stockholder of record (in other words, your shares are held by a broker) and you do not provide instructions to the broker on how to vote, then your proxy will be counted (i) as a vote “FOR” the ratification of BDO as independent

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Questions and Answers

registered public accounting firm, and (ii) as a “broker non-vote” toward all other measures. A broker non-vote does not count as a vote either for or against a measure; however, because two of the three proposals require a majority vote for passage, it is possible that one or both of those measures could fail to pass, if there are a large number of broker non-votes. Accordingly, if you want to ensure the passage of a matter, then it is important that you provide voting instructions on that matter.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic communications with, stockholders or their personal representatives by either officers or employees. In addition, a proxy solicitation agent, namely Advantage Proxy, has been retained by the Company for this purpose. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors for the Annual Meeting. The Nominating and Corporate Governance Committee has established guidelines setting forth certain advance notice procedures relating to the nomination of directors (the “Nomination Procedure”), and no person nominated by a stockholder will be eligible for election as a director, unless nominated in accordance with the provisions of that procedure. Under the terms of the Nomination Procedure, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to, or mailed and received at, the principal executive offices of the Company by no later than March 7, 2019. The Company did not receive any director nominations to be considered for inclusion in the Proxy to be voted on at the Annual Meeting under the Nomination Procedure. Notwithstanding the provisions of the Nomination Procedure, a stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in the Nomination Procedure.

Stockholder Proposals for the Annual Meeting. The Nominating and Corporate Governance Committee has also adopted certain advance notice procedures for properly bringing business, other than director nominations, before a meeting of the stockholders (the “Stockholder Proposal Procedure”), whether or not to be included in the Company’s proxy materials. Under the terms of the Stockholder Proposal Procedure, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal to the principal executive offices of the Company by no later than January 15, 2019. The Company did not receive any stockholder proposals for the Annual Meeting, pursuant to the Stockholder Proposal Procedure. The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Stockholder Proposal Procedure, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

The Company has no knowledge or notice that any business, other than as set forth in the Notice of Annual Meeting, will be brought before the 2019 Annual Meeting. For information related to the application of the Nomination Procedure and the Stockholder Proposal Procedure for the 2020 Annual Meeting, see the discussion in this Proxy Statement under the caption “Proposals for Submission at Next Annual Meeting” and “Stockholder Nomination of Directors.”

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. The list will also be available Monday through Friday from April 15, 2019 through June 4, 2019, between the hours of 9 a.m. and 4 p.m., local time, at the offices of the Corporate Secretary, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in a Form 8-K within four business days after the Annual Meeting. You can read or print a copy of that report by going to the Company’s website, www.american-vanguard.com, Investor Relations, Securities Exchange Commission (“SEC”) Filings, and then click on, “View American Vanguard SEC Filings.” References to our website in this Proxy are not intended to function as hyperlinks, and the information contained on our website is not intended to be incorporated by reference into this Proxy. You can find the same Form 8-K by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling the Company at (949) 260-1200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

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NOMINEES FOR ELECTION AS DIRECTORS—QUALIFICATIONS & EXPERIENCE

The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve and are currently directors. All of the eight nominees were elected by the stockholders at the 2018 Annual Meeting of Stockholders.

Scott D. Baskin Age: 65 Director since: 2014 Committees: • Audit • Nominating and Corporate Governance • Risk (Chair)

Biographical Information & Qualifications

During his tenure at Irell & Manella, Mr. Baskin concentrated his practice on intellectual property, technology, real estate, business torts and securities actions for a multitude of corporate clients. A frequent lecturer and writer, he has published many articles on intellectual property rights, patent infringement, trial preparation and discovery. He was an assistant instructor at Yale Law School and clerked for Hon. Y. C. Choy, United States Court of Appeals for the Ninth Circuit. Mr. Baskin holds a B.A. in Political Science and History from Stanford University and a J.D. from Yale Law School. Mr. Baskin has extensive experience as a litigator arising from his 35 year career with the law firm of Irell & Manella, from which he retired at the end of 2013. During his tenure at Irell & Manella, Mr. Baskin brings legal acumen and extensive experience in intellectual property matters, which complement the Company’s commitment to technology innovation.

Lawrence S. Clark Age: 60 Director since: 2006 Committees: • Audit • Compensation (Chair) • Finance

Biographical Information & Qualifications

Mr. Clark served from 2004 to 2012 as the Chief Financial Officer (“CFO”) for Legendary Pictures, a motion picture production company that, during Mr. Clark’s tenure, developed, co-produced and co-financed major motion pictures in partnership with Warner Bros. From 2003 to 2004 he provided financial and corporate development consulting services to media and entertainment companies. From 2000 to 2003, Mr. Clark was the CFO of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director—International, for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. With over has 25 years of financial, investing and operating experience, Mr. Clark brings a financial discipline and analytical approach that make him a valuable asset to the Board.

Debra F. Edwards Age: 65 Director since: 2011 Committees: • Finance • Risk

Biographical Information & Qualifications

Dr. Edwards is an independent consultant, specializing in global regulatory strategy for pesticides and biocides. The majority of her career has been spent in leading large scientific and regulatory organizations within the United States Environmental Protection Agency (“USEPA”), culminating in her serving as Director of the Office of Pesticide Programs. Except for a two-year stint in Guatemala as a volunteer in the United States Peace Corp. (1997-1999), Dr. Edwards worked for the USEPA from 1985 until 2010. Dr. Edwards holds a Ph.D. and a Master’s Degree in Plant Pathology, has been the recipient of numerous academic and professional honors, including the Presidential Rank Award for Meritorious Service as a Senior Executive of the USEPA, and has published and made presentations in national and international fora on pesticide regulation, food safety and integrated pest management. She has over 30 years of experience specializing in pesticide residue chemistry, human health risk assessment, human health and ecological risk management, registration, re-registration and regulatory policy development. Given the large number of active ingredients that the Company has registered for use across the globe and the rapidly changing and increasingly challenging regulatory climate, Dr. Edwards assists the board in mapping out strategy for product defense, regulatory compliance both domestically and internationally, and in the evaluation of acquisitions.

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Nominees for Election as Directors—Qualifications & Experience

Morton D. Erlich Age: 74 Director since: 2013 Committees: • Audit (Chair) • Compensation • Nominating and Corporate Governance

Biographical Information & Qualifications

Mr. Erlich has extensive experience in accounting and auditing, arising from his 34 year career with KPMG LLP and being licensed as a CPA (currently inactive) since 1974. During his tenure at KPMG, he served as Audit Engagement Partner for numerous public and private companies in a wide range of industries and also served as Managing Partner of the firm’s Woodland Hills office. In addition to his audit and accounting work he also developed expertise in merger, acquisition and due diligence projects, as well as SEC compliance and employee benefit plan audits. Since 2004, Mr. Erlich has provided financial and managerial consulting services to a number of middle-market companies and professional service firms. Since 2006, he has been a member of the board of directors of Skechers USA, Inc. a prominent global footwear company, where he has served as lead independent director and chairman of both the audit committee and the nominating and governance committee, and as a member of the compensation committee. Mr. Erlich brings the experience and expertise of a seasoned auditor and provides counsel in connection with oversight of independent registered public accounting firms, guidance on compiling financial statements, and management of internal controls.

Alfred F. Ingulli Age: 77 Director since: 2010 Committees: • Finance (Chair) • Audit • Compensation

Biographical Information & Qualifications

Mr. Ingulli served as Executive Vice President of Crompton Corporation (later Chemtura Corporation), a $3 billion specialty chemical company from 1989 through 2004, in which capacity he was responsible for the company’s global agricultural chemical business. In addition, from 2002 to 2004 he also served as a member of Crompton Corporation’s executive committee. From 2005 to 2014, Mr. Ingulli served on the board of directors of PBI/Gordon, Inc., a marketer of specialty chemicals in turf and ornamental, lawn and garden and animal health markets, and served as a member of the compensation and audit committees of that board. Further, from 1996 to 2004, he served on the board of directors of Gustafson LLC, a manufacturer of seed treatment products and application equipment, and was chairman of that board from 2002 to 2004. From 1990 to 2004, Mr. Ingulli also served as a board member and, from 1998 to 2000, as Chairman, of CropLife America, a nationwide not-for-profit trade organization representing member companies that produce, sell, and distribute most of the active compounds used in crop protection products registered for use in the United States. Mr. Ingulli brings to the AVD board in-depth knowledge of our industry, business financial and operating management.

John L. Killmer Age: 69 Director since: 2008 Committees: • Finance Lead Director

Biographical Information & Qualifications

Mr. Killmer was elected as the Company’s lead independent director and continues to serve in that capacity. During his career, Mr. Killmer was responsible for Global Marketing, Product and Supply Chain Management for Arysta LifeSciences Corporation (“Arysta”), a large privately held crop protection and life science company, from November 2004 through June 2008. At Arysta, Mr. Killmer had global responsibility for marketing and product management and, in addition, was responsible for global supply chain management. From 1980 to 2004 he served in various capacities with Monsanto Company (“Monsanto”) including three years as President of Monsanto, Greater China from 2001 to 2003. Since December 2014, Mr. Killmer has served as a member of the board of directors of APSE, Inc., a privately-held corporation involved in the development of RNAi technology. Mr. Killmer possesses a combination of considerable technical expertise and business acumen. A trained scientist, Mr. Killmer began his professional career focusing on technology and ascended the corporate ladder with increasing profit responsibility. He served as pro-tem Director of Technology for the Company from March 2009 through December, 2010, during which time he evaluated the Company’s technology infrastructure and added multiple resources (both people and equipment) to help enhance the Company’s domestic manufacturing and process and formulation technology.

Eric G. Wintemute Age: 63 Director since: 1994

Biographical Information & Qualifications

Mr. Wintemute served as President and Chief Executive Officer (“CEO”) from July 1994 until June 2011, and Chairman and CEO since June 2011. With 24 years’ experience on this Board, 39 years’ experience at the Company (24 years as CEO) and membership in leading crop protection trade groups (current member of the board of directors and past chairman of CropLife America), Mr. Wintemute brings a broad industry perspective to the Board. From 2013 until 2018, Mr. Wintemute served as a member of the board of directors of TyraTech, Inc., during which time it was a publicly traded company on the London Stock Exchange. TyraTech, Inc. was acquired by the Company in November 2018 and delisted at that time. His interaction with the heads of the Company’s peers, suppliers and customers; legislators; and enforcement authorities has enabled him to identify economic, technological and political trends affecting the Company. This is an invaluable resource to the Board, particularly when evaluating future business plans, including acquisitions, and providing strategic direction to the Company.

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Nominees for Election as Directors—Qualifications & Experience

M. Esmail Zirakparvar Age: 69 Director since: 2010 Committees: • Nominating and Corporate Governance (Chair) • Finance • Risk

Biographical Information & Qualifications

Mr. Zirakparvar served in executive positions at Bayer CropScience AG. From 2002 to 2004 he served as Chief Operating Officer and member of the Bayer CropScience AG’s Board of Management in Germany and from 2004 to 2006 as Head of Region of Americas, President and CEO of Bayer CropScience LP USA and Member of the Bayer CropScience AG Executive Committee. Prior to that, he served in various executive positions at Rhone-Poulenc Agrochemie and Aventis CropScience from 1986 to 2001, ultimately as Head of Portfolio Management and member of the Global Executive Committee in Lyon, France for these companies. In addition to his hands-on experience in product development, regulatory matters, project management, and management of agricultural chemical businesses, Mr. Zirakparvar helped to oversee the integration, management and direction of one of the largest global agricultural chemical companies. With his background, he gives the board a global sense of perspective and strategic direction.

BOARD DIVERSITY AND LEADERSHIP

General Qualifications. In evaluating persons for potential service on the Board, we seek, above all, the most qualified candidates. At a minimum, viable candidates must have ample professional experience and business acumen befitting a director of a public Company. In addition, we believe that a fully functioning board should include members having functionally diverse backgrounds, including, for example, industry-specific experience, international experience, profit responsibility in a public Company, accounting and audit expertise, corporate governance expertise, scientific and technological credentials, regulatory expertise, manufacturing experience and mergers and acquisitions experience.

Diversity. However, we do appreciate that each individual is unique, and that it is important to recognize individual differences including with respect to gender, race, age, religious beliefs and the like. In electing our first female director to the Board seven years ago, we have demonstrated that we are taking the issue of diversity seriously. As a relatively small public company with little turnover on our Board, the opportunities for changing the Board’s composition are comparatively limited. Nevertheless, we believe that persons having diverse attributes can and do bring an important perspective to board matters. Further, the Company and its Board are committed to gender diversity among its directors.

Other Considerations. In the interest of ensuring that the Board continues to function at a high level, the Board conducts regular self-evaluations. These evaluations serve to ensure not only that communications, processes and interpersonal dynamics are in alignment, but also that individual members continue to contribute toward the business of the Board. The Board has adopted a policy under which, once he or she reaches the age of 75, a director must tender a resignation, subject to acceptance by a majority of the other directors. During 2018, Mr. Ingulli submitted such a resignation, which was subsequently rejected by the Board. Further, at time of re-election to the Board, members review the performance of all individuals in light of the Company’s needs over the next year.

Lead Director v. CEO. At present, Mr. Wintemute serves as both Chairman and CEO, while Mr. Killmer, a non-management, independent director, serves in the role of lead director. We continue to maintain that Board leadership should be defined according to the stockholders’ best interests, as measured against current circumstances. Further, we believe that the factor of paramount importance is not whether the roles of Chairman and CEO need to be held by two people; rather, it is most important to ensure that non-management directors maintain a sufficient level of leadership and objectivity. We believe that we have accomplished this through the inclusion in the Board of a lead director.

RISK OVERSIGHT

The Company’s Board of Directors has formal responsibility for risk oversight. In 2011 the Board formed a Risk Committee, which now consists of Scott D. Baskin (as chairman), M. Esmail Zirakparvar, and Debra F. Edwards. The Risk Committee meets regularly (at least four times per year) and coordinates primarily with the Risk Manager (Timothy J. Donnelly) of the Company. All members of the Board are invited to, and typically attend, Risk Committee meetings.

Senior management has also appointed a team of managers to serve as an executive risk committee, with responsibility to identify and assess areas of risks, to identify mitigation measures and to implement those measures. The Company has identified several material risks facing the Company and has identified risk owners responsible for marshalling the resources and leading a team to address those risks. These identified risks are updated from time to time and presently include: i) adverse regulatory climate; ii) optimizing inventory levels while minimizing under absorption costs of our manufacturing facilities; iii) succession planning/bench strength; iv) maintaining competitiveness of product offerings; v) vulnerability to environmental event; vi) undervaluation by the market; vii) sustainable growth through licensing, acquisitions and current product lines; and viii) cyber-security. These risks are

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Nominees for Election as Directors—Qualifications & Experience

incorporated into the risk-owners’ annual performance goals and are important factors in determining both job performance and incentive compensation. Executives serving as risk-owners periodically report their progress through the Risk Manager to the Risk Committee.

With respect to cyber-security, the Company has taken measures to ensure that our information systems are both secure and reliable. Our network consists of multiple locations linked through an internal network and, in some cases, through a multiprotocol label switching network. We have installed a firewall system through which all internal traffic must proceed before reaching the internal network. These firewall systems monitor and track all activities on a continuous basis for diagnostics, testing and, where appropriate, remediation. Further, remote access is protected and authenticated through encrypted VPN connections. To the extent that the Company relies on third parties for data center hosting services, we require both physical and logical security access controls, environmental safeguards and periodic audits. Further, we perform vulnerability assessments and penetration testing through third party specialists on a regular basis. Finally, management communicates security policies to the workforce through orientation, employee handbooks, web-based tutorials and on-the-job training to ensure that all employees understand our security policies and procedures.

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Nominees for Election as Directors—Qualifications & Experience

ENVIRONMENTAL & SOCIAL RESPONSIBILITY

The Company is committed to safely and responsibly operating our manufacturing facilities, developing our products and managing our footprint. In so doing, we manage all levels of our enterprise with the goal of effecting sustainability, which includes many issues, such as the treatment and development of people, community outreach, legal compliance, environmental stewardship and the advancement of social issues. We recognize the importance of our role and potential effect on the planet—from our local communities to the global environment. As per the Company’s 2017/2018 Sustainability Report, which was published in March 2019 (at www.american-vanguard.com and click on “Sustainability”), we have established five core values that serve as the underpinning for our environmental, social and operational performance. Those core values include:

2019 PROXY STATEMENT	9

Nominees for Election as Directors—Qualifications & Experience

Our current Sustainability Report has been the culmination of the Company’s increased focus on environmental and social risks. We published our first such report in 2012. Then, in 2015, the Board formally appointed both the VP of Regulatory Affairs and the Risk Manager as executives responsible for focusing on their identification and mitigation. Further, in 2017, the Company created the position of Corporate Director of Environmental, Safety & Health, to ensure centralized, expert oversight of relevant risks across multiple functions throughout our operations. The Company intends to update and publish its sustainability analysis regularly, including progress toward targets it has posited in connection with improving its overall profile.

10	2019 PROXY STATEMENT

CORPORATE GOVERNANCE OF THE COMPANY

The Company is committed to sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Finance Committee Charter, the Code of Ethics and Conduct, the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, all of which are available to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of eight members. The Board has determined that Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Alfred F. Ingulli, John L. Killmer, and M. Esmail Zirakparvar, who constitute a majority of the Board, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board will re-examine the independence of each of its members at least once per year and more frequently during the year, if there is any change in a member’s material relationship with the Company that could potentially interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met four times during the year ended December 31, 2018. All directors attended 100% of the aggregate of the number of meetings of the Board and at least 75% of the total number of meetings held by all committees of the Board for which they served. The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is the lead director, John L. Killmer. Interested parties who wish to communicate with the lead director or with non-management directors may do so by email to directors@amvac-chemical.com.

The Board does not mandate that its members attend the Annual Meeting of Stockholders. All eight directors attended the 2018 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Morton D. Erlich (Chairperson), Scott D. Baskin, Lawrence S. Clark and Alfred F. Ingulli, all of whom are non-employee directors and financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the SEC and the applicable rules and listing standards currently prescribed by the New York Stock Exchange. In addition, the board has found that both Mr. Erlich and Mr. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held six meetings during the year ended December 31, 2018.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Providing oversight on the financial reporting process and the adequacy of the Company’s internal controls.

•	Engaging the services of an independent registered public accounting firm to audit the Company’s consolidated financial statements and internal controls for financial reporting.

•	Pre-approving all services performed by the independent registered public accounting firm.

•	Reviewing the scope of the audit activities of the independent registered public accounting firm and appraising audit efforts.

•	Reviewing services provided by the independent registered public accounting firm and other disclosed relationships, as they bear on the independence of that firm.

•	Overseeing the performance of the Company’s internal audit function.

2019 PROXY STATEMENT	11

Corporate Governance of the Company

•	Establishing procedures for the receipt, consideration, investigation and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report on page 14 of this Proxy.

Compensation Committee

The Compensation Committee is currently composed of Lawrence S. Clark (Chairperson), Morton D. Erlich and Alfred F. Ingulli. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. Further, the Board has found that each of the members of the Compensation Committee, who administers the Company’s compensation plans, is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held five meetings during the year ended December 31, 2018.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishing executive compensation policy consistent with corporate objectives and stockholders’ interests.

•	Overseeing the process for evaluating CEO performance in comparison with Board-approved goals and objectives and recommending CEO compensation to the Board.

•	Administering grants and options in Company stock under the Company’s compensation plan(s).

•	Evaluating the independence of compensation professionals.

Please also see the Compensation Committee Report on page 27 of this Proxy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of M. Esmail Zirakparvar (Chairperson), Scott D. Baskin, and Morton D. Erlich. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Nominating and Corporate Governance Committee held three meetings during the year ended December 31, 2018.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommending nominees for election and re-election to the Board of Directors.

•	Reviewing principles, policies and procedures affecting directors.

•	Overseeing evaluation of the Board and its effectiveness.

•	Recommending committee assignments and lead director nominees to the Board.

Finance Committee

The Finance Committee is currently composed of Alfred F. Ingulli (Chairperson), Lawrence S. Clark, Debra F. Edwards, John L. Killmer, and M. Esmail Zirakparvar. The Finance Committee held twelve meetings during the year ended December 31, 2018.

The responsibilities of the Finance Committee are set forth in the current Finance Committee Charter, which is available on the Company’s website (www.american-vanguard.com) and involves, among other things:

•	Working with senior management of the Company to evaluate, investigate and recommend changes in the area of corporate finance.

•	Reviewing and approving acquisitions, divestitures and other restructuring activity.

•	Reviewing and approving short-term and long-term financing plans.

Risk Committee

The Risk Committee is currently composed of Scott D. Baskin (Chairperson), Debra F. Edwards and M. Esmail Zirakparvar. The Risk Committee held four meetings during the year ended December 31, 2018. All members of the Board are invited to, and typically attend, Risk Committee meetings. The primary responsibility of the Risk Committee is to oversee risk management at the

12	2019 PROXY STATEMENT

Corporate Governance of the Company

Company and to ensure that the Company continuously monitors material risks, identifies mitigation measures for those risks, and takes commercially practicable measures to minimize those risks to the fullest extent possible. The committee works with the Company’s Risk Manager and senior management to conduct (or cause to be conducted) periodic assessments of the Company’s risk profile and to ensure the following:

•	That adequate resources are made available to address and mitigate risks, where possible,

•	That risk owners are identified and made accountable for addressing these risks, and

•	That the practice of monitoring and addressing these risks remains a part of the Company’s culture.

2019 PROXY STATEMENT	13

Corporate Governance of the Company

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm and, with management, to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

We have reviewed and discussed, with senior management, the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management, and (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with BDO, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”), issued by the Public Company Accounting Oversight Board (“PCAOB”). AS 1301 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s consolidated financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant misstatements, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from BDO, a letter of independence providing the disclosures required by Rule 3526, “Communication with Audit Committee Concerning Independence” with respect to any relationships between BDO and the Company that, in its professional judgment, may reasonably be thought to bear on independence. BDO has discussed its independence with us, and has provided written confirmation that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2018, we recommended to the Board of Directors, and the Board of Directors agreed, that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent registered public accounting firm. Nor is it the responsibility of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent registered public accounting firm, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

AUDIT COMMITTEE

Morton D. Erlich, Chair

Scott D. Baskin

Lawrence S. Clark

Alfred F. Ingulli

April 22, 2019

14	2019 PROXY STATEMENT

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of December 31, 2018, by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(*)	Percent of Class
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	4,242,041	14.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,803,005	9.2%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	2,549,731	8.4%
Herbert A. Kraft 4695 MacArthur Court Newport Beach, CA 92660	2,057,543	6.9%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,974,552	6.5%

(*)	Based on information reported to the SEC by, or on behalf of, such beneficial owner.

2019 PROXY STATEMENT	15

Common Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock, as of March 28, 2019, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Chairman & CEO	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,058,187	(1)	3.5%
Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	27,809	(2)	(3)
Director	John L. Killmer 4695 MacArthur Court Newport Beach, CA 92660	39,285		(3)
Director	Alfred F. Ingulli 4695 MacArthur Court Newport Beach, CA 92660	13,380		(3)
Director	M. Esmail Zirakparvar 4695 MacArthur Court Newport Beach, CA 92660	30,377		(3)
Director	Debra F. Edwards 4695 MacArthur Court Newport Beach, CA 92660	16,844		(3)
Director	Morton D. Erlich 4695 MacArthur Court Newport Beach, CA 92660	16,644	(4)	(3)
Director	Scott D. Baskin 4695 MacArthur Court Newport Beach, CA 92660	16,836		(3)
COO (AMVAC Chemical Corporation)	Ulrich G. Trogele 4695 MacArthur Court Newport Beach, CA 92660	124,001		(3)
CFO	David T. Johnson 4695 MacArthur Court Newport Beach, CA 92660	94,000	(5)	(3)
CAO	Timothy J. Donnelly 4695 MacArthur Court Newport Beach, CA 92660	100,659	(6)	(3)
Managing Director (AMVAC Netherlands BV)	Peter E Eilers 4695 MacArthur Court Newport Beach, CA 92660	40,343		(3)
Directors and Officers as a Group		1,578,365		5.3%

(1)	This figure includes 108,126 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

(2)	This figure includes 546 shares of Common Stock owned by Mr. Clark’s children, for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.

(3)	Under 1% of class.

(4)	Represents shares held by the Erlich Family Trust, in which Mr. Erlich is a trustee and beneficiary, and over which Mr. Erlich shares voting power with his spouse.

(5)	This figure includes 43,675 shares of Common Stock Mr. Johnson is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

(6)	This figure includes 45,306 shares of Common Stock Mr. Donnelly is entitled to acquire pursuant to stock options exercisable within 60 days of this Report.

16	2019 PROXY STATEMENT

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described in the immediately following sentence, the Company believes that during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with. Several of the Section 16 officers filed Form 4s between four and eight days late in connection with the vesting of time-based restricted stock that occurred on January 6, 2019; in connection with such vesting, the subject reporting persons were reporting that they had taken a net shares position in order to cover payroll taxes in connection therewith.

2019 PROXY STATEMENT	17

EMPLOYEE COMPENSATION AND ENTERPRISE RISK

The Company has concluded that its compensation policies and practices do not give rise to any risk that is reasonably likely to have a material adverse effect upon it. In reaching its conclusion, the Company has found, among other things, that all business units have a similar compensation structure and that no business unit bears a disproportionate share of the overall risk profile, profits or revenues. Compensation for senior executives and, derivatively, the entire workforce is subject to achievement of Company-wide financial objectives within the SMARTgoals (as defined on page 19) established by the Board and management annually. These include metrics for net sales, net income, EBITDA and working capital management. Further, all functions forecast annual profit (where applicable) and expense targets, which are consolidated into an overall budget. While each profit-and-loss center is held accountable toward achieving its operating margins and expense forecasts, each such center is also held to company-wide performance which determines, among other things, the size of the overall incentive compensation pool and the availability of equity. Finally, senior management goes to great pains to allocate annual bonus and equity awards among individual employees and within the operating functions in an equitable manner.

18	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation program has three primary objectives to:

•	Align management’s interests with the long-term interests of stockholders;

•	Provide compensation on the basis of performance that supports key financial and strategic business outcomes; and

•	Attract, motivate and retain top talent to lead our business.

Our first objective is accomplished by ensuring that our executives are stockholders. We do this through the regular award of equity, whether in the form of restricted stock, options or performance-based shares/options, and the adoption of executive stock ownership guidelines. We make these equity awards through our stock incentive plan, which was approved in its current form by our stockholders at the 2017 Annual Meeting. Our second objective means that we want our executives to seek optimal results in both the short and long term. One of the primary means of rewarding performance is through cash incentive compensation. Another means is through performance-based equity, which requires that the Company attain certain measures of financial success (i.e., pre-tax earnings, net sales, and total stockholder return), as compared to its industry peers. Our third objective is accomplished through ensuring that our compensation is competitive (as, for example, through benchmarking the compensation practices of similarly-situated companies) and to promote the retention of key talent through awards of stock (either restricted stock units or stock options) that cliff vest in three years.

What We Reward

We expect our executives to operate at a high level and to be involved in setting and executing our business plan. Accordingly, our executives are directly involved in defining the Company’s strategy (its roadmap to success), its budget (the short term business plan), and the associated short term objectives which are established as necessary to achieve the budget (our “SMART” goals, which are Specific, Measurable, Achievable, Realistic and Time-Based). SMARTgoals are the primary measure to which each executive is held accountable. They vary from position to position and include both company-wide goals (as, for example, net sales and net income for the CEO) and individual goals (for example, factory efficiency targets for the VP of Manufacturing). See “Elements of 2018 Compensation and Why We Pay Them” for a more detailed discussion on SMARTgoals and incentive compensation. In addition, we award performance shares that provide for a maximum award of twice the target number of shares in the event that management outperforms its peers with respect to earnings before income taxes, net sales and total stockholder return. Thus, in the interest of maximizing its equity holdings, management has an additional incentive to strive for improvement. Finally, in addition to these goals, which drive overall Company performance, we also expect our executive team to respond to changing market conditions, to solve unforeseen problems and to show leadership and initiative.

2019 PROXY STATEMENT	19

Compensation Discussion and Analysis

Compensation Program Best Practices

The Compensation Committee continues to implement and maintain sound practices in our executive compensation program and related areas. Our current compensation program includes features that we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. The table below highlights the “Sound Practices” features that our compensation program includes and “Poor Pay Practices,” which are excluded. Certain of these features are described in greater detail after the table.

Included Features (“Sound Practices”)

Performance-based Equity – Half of the equity awards made to executives vest based upon the achievement of either internal metrics (net sales, pre-tax income) or total stockholder return which, in either case, are compared to a peer group over a three year performance period.

Caps on Individual Bonuses – Our executives’ incentive compensation is capped at 1.6 times salary for the CEO and 1 times salary for other officers.

Clawback Policy – Our executives are subject to having incentive compensation recouped by the Company in the event of material fraud or misconduct resulting in a restatement of financial statements.

Stock Ownership Guidelines – We have adopted share ownership requirements for both our executive officers (4X base wage for CEO and 2X base wage for CEO reports) and our directors (four years’ worth of stock awards).

No Hedging – Our executive officers and directors are prohibited from all hedging activities (as, for example, with zero-cost collars and forward sales contracts) and holding Company securities in margin accounts.

Consultant Independence – The Committee retains an independent compensation consultant. Our consultant is evaluated annually for independence to ensure objectivity.

Market Benchmarking – Compensation decisions are made in the context of relevant market comparators.

Risk Management – Our executive officers’ compensation program has been designed and is reviewed to ensure that it does not encourage inappropriate risk-taking. (Please see page 12 of this Proxy)

“Double Trigger” severance – Our change in control agreements require both a change in control and termination during a two year period before equity is accelerated and monetary benefits become due. (Please see page 33 of this Proxy)

Excluded Features (“Poor Practices”)

No excise tax gross-ups.

No “single trigger” severance payments.

No guaranteed base salary increases, minimum bonuses or equity awards.

No resetting of strike price on underwater options.

No replacement or “make whole” awards of equity.

20	2019 PROXY STATEMENT

Compensation Discussion and Analysis

A.	High Percentage of Performance Shares

Since 2013, in making equity awards to executive officers, the Company has followed the practice of splitting those awards between time-based restricted stock (having a three-year, cliff-vesting period) and performance shares, the terms and conditions of which have not changed materially since 2013 and are set forth in the form Performance Share Agreement attached as Exhibit 99.2 to the Company’s Form 8-K that was filed with the SEC on March 26, 2018. As per the standard agreement, performance shares vest upon the occurrence of two things, first, the recipient’s continuous employment with the Company through the third anniversary of the award date, and second, the achievement of certain financial metrics as follows. Over the course of a three year performance period, the Company measures the relative growth of its earnings before income taxes (“EBIT”)(weighted at 50%) and net sales (weighted at 30%), as compared to the median growth of EBIT and net sales, respectively, of a peer group of companies, which, as of 2018, consists of Bayer/Monsanto, BASF, Dow/Dupont, ChemChina/Syngenta, Nufarm, FMC, United Phosphorus, Platform and Isagro (the “Ag Peer Group”). Over the past four years, the AgChem Peer Group has changed with industry consolidation. Nevertheless, in the Company’s opinion, these companies represent the leading public companies in the AgChem sector; thus, we believe it is appropriate to use these companies as a benchmark against which to compare the Company’s financial performance.

In addition to the EBIT and net sales metrics, the Company also measures total stockholder return (“TSR”), for the same performance period as compared to that of the Russell 2000 (weighted at 10%) and the Company’s Proxy Peers (as defined on Page 25) for the fiscal year immediately preceding the date of the award (again, weighted at 10%). In order to calculate the number of performance shares earned, the Company takes the product of the (number of shares granted) x (weighting factor) x (the applicable performance factor). When applied, the performance factors, which are listed below for EBIT/net sales and TSR, can yield a result as low as zero shares (when the Company has underperformed) and as high as 200% of the target shares granted (when the Company has outperformed its comparator group).

Table 1—PERFORMANCE FACTORS—EBIT & Net Sales

% Goal Achieved	% Target Payout[1]
≥125%	200%
117.5%-124.9%	150%
110%-117.4%	125%
100%	100%
80%	50%
<80%	0%

Table 2—PERFORMANCE FACTORS—TSR Goal

% Goal Achieved	% Target Payout[2]
≥80thpercentile	200%
60th percentile	150%
50th percentile	100%
40th percentile	75%
30th percentile	50%
<30th percentile	0%

(1)	For performance between 80% and 109.9% of “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

(2)	For performance between 30th percentile and 80th percentile of the “% Goal Achieved”, the payout percentage is interpolated on a linear basis between points on the “% Target Payout” scale.

Since the Company began the process of granting awards of performance shares, we have both experienced forfeitures of shares awarded in 2013 (due to underperformance on EBIT, sales and TSR) and earned at or above target amounts for awards made in 2014, 2015 and 2016 (due to performance in excess of these measures). Based upon this limited data set, we can say that the performance metrics are neither too lax, nor overly rigorous. Further, because all financial metrics within these agreements are based upon external relative comparisons, it is not possible to “manage” any of those metrics (e.g., net sales) toward a preconceived outcome. In addition, with a three-year performance period, it is virtually impossible to predict how industry peers and stock comparators will actually perform.

B.	Caps on Individual Bonuses

The Company continues to follow a policy of placing individual limits on each executive’s annual incentive cash compensation. Specifically, the CEO is limited to 1.6 times his annual salary, while the other NEOs are limited to one times his or her annual salary. The Compensation Committee has put these caps in place both to eliminate the possibility that any one individual will receive an excessive share of the bonus pool and to prevent windfall payments in the event that unforeseen circumstances result in goals being drastically exceeded.

2019 PROXY STATEMENT	21

Compensation Discussion and Analysis

C.	Clawback Policy

The Company also continues to follow a clawback policy that provides:

“subject to the restrictions of applicable law, in the event of material fraud or misconduct leading to a restatement of the Company’s financial statements, the incentive compensation of executives found to be complicit in such material fraud or misconduct may be recouped in whole or in part by the Board of Directors after a hearing on the matter; provided, however, that if the subject executive does not agree with the outcome of such hearing, prior to instituting litigation, the parties shall promptly refer the matter to mediation.”

We believe that, this policy serves multiple purposes. First, it sends a strong message to senior management that the Company is committed to the highest standards of legal compliance and accounting discipline. Second, by placing paid compensation at risk, it serves as an additional incentive to senior management to live up to this commitment. And third, the policy should help contribute to stockholders’ peace of mind that the Company requires accuracy and completeness in its financial reporting.

D.	Stock Ownership Guidelines

Under the Company’s stock ownership and stock retention policy, the CEO is required to obtain and maintain four times his base wage in common stock, and Section 16 officers (other than the CEO) are required to obtain and maintain two times their base wage in Company common stock. This is to be accomplished, in part, through periodic grants of equity by the Board. For purposes of calculating the value of shares under the policy, the Company includes shares purchased on the open market, shares acquired through option exercise, unvested restricted shares, shares owned outright and vested but unexercised options. Similarly, as more fully described in page 34 under “Director Compensation,” non-management directors are required to accumulate and maintain shares equal in amount to the number of shares granted to them during the first four full years of service on the Board. Through these policies, the interests of both executive officers and directors are better aligned with those of our stockholders.

E.	Anti-Hedging Policy

The Company’s Anti-Hedging Policy prohibits both directors and Section 16 officers from both hedging and other non-monetized transactions, such as zero-cost collars, forward sales contracts or other similar instruments, which allow a person to lock in much of the value of his or her stock holdings, generally in exchange for all or part of the potential for upside appreciation in the stock. The Company believes that such instruments place the subject shares at risk of unexpected disposition (as, in the case of a call or foreclosure) and change the essential nature of the investment in common stock, thus serving to misalign the holder’s interests from those of the Company’s stockholders.

Compensation Consultant Independence

As per NYSE Listing Standard 303A.05(c)(iv), the charter of the Compensation Committee requires that committee to evaluate the independence of its compensation consultants. Accordingly that committee evaluated its compensation consultant, Exequity LLP, in 2018 and determined that there is no conflict of interest with that firm and that with respect to the six factors set forth in the listing rules, Exequity was independent, as indicated by the following:

Independence Factor	Consultant Compliance

• Provision of other services to the Company by the consultant.	• Consultant does not provide other services to the Company.

• Amount of fees received from the Company as a percentage of consultant’s total revenues.	• Fees received by consultant during FY 2018 are less than 1% of the consulting firm’s revenues for that year.

• Policies and procedures of committee with regard to its consultant are designed to prevent conflicts of interest such as:	• Consultant has implemented principles to ensure independence:

• Providing unrelated services.	• Does not provide unrelated services.

• Trading in the stock of its clients.	• Does not trade in the stock of its clients.

• Any business or personal relationship with a member of the Compensation Committee.	• There is no relationship with a member of the Compensation Committee.

• Any stock of the Company owned by consultant.	• Consultant owns no shares of the Company.

• Any business or personal relationship with an executive officer of the Company.	• There is no relationship with an executive officer.

22	2019 PROXY STATEMENT

Compensation Discussion and Analysis

We believe that, by ensuring the independence and objectivity of our compensation consultant, we provide an additional assurance that the consultant will not be influenced by improper motives, such as personal gain, that could compromise its ability to recommend a fair and transparent plan of compensation for Company executives.

Consideration of “Say on Pay” Advisory Vote for Past Three Years

At each of the last three Annual Meetings of Stockholders, we have held an advisory stockholder vote on executive compensation. For the years 2017, 2016 and 2015, approximately 97%, 93% and 90%, respectively, of the shares that voted approved our executive compensation described in the subject proxy statement. During that period, the Company’s compensation policies and practices have not changed markedly. Thus, both the Compensation Committee and the Company viewed these voting results as a strong indication that the Company’s stockholders support our compensation policies and practices. Further, the Company maintains a plan of regular outreach to, and interaction with, investors, potential investors and analysts through personal meetings, telephone conversations and attendance at investment conferences. In 2018 alone, the Company had direct contact with investors whose holdings constituted over half of its outstanding shares. Through these efforts, the Company continually elicits issues of concern from these audiences. Matters of greatest interest to stockholders have typically concerned strategic direction, technology development, market conditions, and working capital matters. As has been the case over the past several years, during 2018, compensation policies and practices did not emerge as issues of concern.

The following sections further explain our rationale for our compensation practices during the last fiscal year.

Elements of 2018 Compensation and Why We Pay Them

In 2018, the Company showed significant improvement in many aspects of its financial performance, as compared to 2017. For example, net sales rose by 28% year-over-year (from $355 million in 2017 to $454 million in 2018), and net income rose by 19% (from $20 million in 2017 to $24 million in 2018). As we noted in our 2018 year-end earnings release, net income for 2017 was aided by a one-time tax benefit of about $3.4 million under the Tax Cuts and New Jobs Act of 2017. Operating income (which is calculated before taxes) increased by 46% year-over-year (from $27 million in 2017 to $39 million in 2018). Much of the increase in top line sales arose from businesses that the company acquired in the second half of 2017. However, with respect to operating income, about one quarter of the gain arose from pre-existing businesses, while three quarters was from our new businesses. While integrating new businesses on multiple fronts during 2018, the Company managed to maintain average gross margins at 40%. Our improved profitability arose primarily from two factors. First, our performance measured by factory cost under absorption was at its best performance in recent years, and second, our operating expenses as a percent of net sales dropped from 34% in 2017 to 32% in 2018. Net income, operating income and related metrics for 2018 includes benefits from the change in the estimates of about $6 million related to deferred consideration for two businesses acquired in 2017 and a tax expense of about $1 million related to an adjustment in estimate related to the implementation of the Tax Cuts and New Jobs Act. Inventory levels rose from $123 million at year end 2017 to $160 million; however, these levels were required to support additional demand from our new businesses and, in some cases, we expedited the delivery of goods from China in order to minimize tariff increases. Year-end net indebtedness increased from $78 million to $97 million, due to the 2018 acquisitions and expanded working capital requirement associated with the 2017 acquisitions, and our year-end borrowing capacity declined from $139 million to $112 million. In sum, top line performance was strong, as was profitability, particularly when one discounts the one-time tax benefit in 2017; plant efficiency was at an all-time high; and operating expenses were well controlled. In short, we have integrated our new businesses to achieve full-year, accretive performance and still have substantial capacity to build our operations through acquisition, while continuing to exercise financial discipline in respect of working capital.

When evaluating pay-for-performance, in addition to financial performance, it is useful to note total stockholder return for the one-, three- and five-year periods ended on December 31, 2018. With respect to total stockholder return (“TSR”), the Company’s performance in 2018 was at the median for the one-year period as compared to companies within Global Industry Classification Standard (or “GICS”) 1510 and between the 25th percentile and median for the Russell 2000 Index. However, the Company’s one-year TSR was just below the median for that of its Proxy Peers. With respect to the three-year TSR, the Company’s performance was between the 25th percentile and median for both the GICS 1510 and Russell 2000 Index and at the median of its Proxy Peers. Finally, with respect to the five-year TSR, the Company’s performance was below the 25th percentile for both GICS 1510 and the Russell 2000 Index. Performance of the agrichemical sector as a whole declined during 2018 in light of various factors, including weather conditions, commodity pricing and farm economics (domestically) and trade matters (globally). This has tended to degrade recent performance of stocks within our sector, when compared to those of companies in other sectors. Notwithstanding this broader trend, the Company’s one year TSR kept pace with the both GICS and was close to the median of the Russell 2000.

Below we discuss the components of executive compensation for 2018 in light of these conditions.

Salaries—As per the Company’s standard practice, the 2018 salaries were set in December of the prior year in the context of benchmarking from the Compensation Committee’s independent compensation consultant. With improved performance in 2017,

2019 PROXY STATEMENT	23

Compensation Discussion and Analysis

salaries for NEOs were increased by 2.5% for NEOs, in keeping with the approximate 3% annual increase that is prevalent among public companies. Finally, the Company does not always give annual salary increases to its employees; in fact, in 2015, salaries were frozen. It should also be noted that the Company has historically raised salaries in excess of a modest adjustment when an officer takes on additional, meaningful responsibilities.

For the CEO, base salary was approximately 62% of total cash compensation in 2018. This compares to 62% in 2017, 51% in 2016 (when a larger bonus was paid in light of materially improved performance), 80% in 2015 (when a modest bonus was paid in light of moderately improved performance), and 100% in 2014 (when no bonus was paid). The base salary as a percent of total cash compensation among NEOs as a group followed a similar pattern, 75% in 2018, 74% in 2017, 68% in 2016, 81% in 2015 and 100% in 2014.

Incentive Compensation—In 2018, as in prior years, executives were eligible to receive annual incentive compensation in the form of a cash bonus. Unlike salary, the cash bonus is “at risk” and varies from year to year depending upon many factors. The main reason for this element of compensation (which is typically paid in the month of March immediately following the measurement year) is to reward the executive for Company performance and the executives’ individual contributions.

Incentive Pool Funding—As a general rule, assuming the Company achieves pre-tax income in an amount equal to at least one-half of the amount forecasted in the budget for the subject year, the Company reserves 10 percent of its pre-tax income to serve as the pool from which incentive compensation may be paid to the entire workforce. Over the past three years, in order to motivate the executive team to materially exceed budgeted financial performance, the Compensation Committee provided that, to the extent pre-tax income exceeded that set forth in the then-current budget, the Company could reserve 30 percent of pre-tax income to add to the incentive bonus pool and, further, to the extent the pool were to reach $5 million in size, the accrual would drop back to 10 percent of pre-tax income. From that pool, the Compensation Committee may, but is not obligated to, pay bonuses to some or all of the employee population. At year end, the Compensation Committee evaluates Company performance (including net sales, net income, indebtedness, and working capital measures). If these measures fall short of the Company’s budget, then the Committee may reduce the pool at its discretion.

Bonuses are specifically allocated from the pool as follows. The CEO and CAO jointly review the performance of the Company’s executive officers and present their findings to the Committee along with a proposed allocation among individuals. The Committee then exercises its own discretion in setting an allocation for the CEO and considers the CEO’s and CAO’s recommended awards for others; in so doing, the Committee takes into account the executive’s achievement of his or her SMARTgoals, as well as other contributions to the overall Company performance. These goals are tailored for each executive taking into account the full scope of his or her responsibilities. Thus, SMARTgoals may include not only companywide metrics related to the top and bottom lines, but may also include factors such as working capital controls, inventory levels, manufacturing efficiency and liquidity, for those with profit-and-loss responsibilities, and more arcane factors, such as maintaining registrations, successfully defending adverse proceedings, completing field trials and advancing technology development programs, for others. As mentioned above, the Company caps individual incentive awards for executive officers, limiting the CEO to 1.6 times salary and other NEOs to 1 times salary. The Company has not established specific targets for calculating incentive compensation for NEOs from year-to-year. As a threshold matter, to the extent that the Company’s pre-tax income is less than one-half of budgeted pre-tax income, the NEOs have typically received no bonus (as was the case in 2014). Historically speaking, incentive compensation for the Company’s executives has risen and fallen with the Company’s performance. Over the past several years, the CEO’s annual bonus has ranged from a low of zero (in 2014) to a high of 98% of base wage in 2012, while that of NEO’s, other than the CEO, has ranged from a low of zero (in 2014) to a high of about 73% of base wage in 2012.

2018 Bonus Calculation—As discussed above, in 2018, the Company’s financial performance outpaced that of 2017 in many important respects, including net sales, net income and operating income. Further, because pre-tax earnings exceeded the budgeted target in 2018, management was permitted to accrue a portion of the incentive compensation pool at the accelerated rate of 30% of pre-tax earnings. Consequently, the incentive pool was larger in 2018 than that of 2017. This increase in size of the pool, however, was substantially consumed by increased headcount in the overall employee population, arising largely from acquisitions completed in 2017. Thus, despite improved financial performance, Management and the Compensation Committee thought it fit to maintain incentive compensation for the four most highly compensated senior executives in amounts equal to, or slightly above, those of 2017. The other two NEOs received comparatively higher bonuses in 2018 due, in part, to the fact that both had been promoted to positions of higher responsibility during that year. As for 2018 SMARTgoals, while achieving only about 90% of targeted net sales, senior executives exceeded net income and earnings per share (“EPS”) targets. Further, factory absorption and operating expense targets exceeded budget expectations, while inventory was above the target (due largely to 2017 acquisitions). The team also made significant progress in integrating multiple businesses that had been acquired in 2017 and completed additional acquisitions (both the remaining shares of TyraTech, Inc., and the Assure II product line from Corteva) in late 2018. Further, the executive group expended significant effort in due diligence and negotiation for the acquisition of the Brazilian-based Agrovant and Defensive businesses, which closed in January 2019.

24	2019 PROXY STATEMENT

Compensation Discussion and Analysis

Equity—We believe that in providing equity to senior executives and requiring that shares equal in value to a multiple of base salary be accumulated by such executives over time, the interests of our executives will be more fully aligned with those of our stockholders. The Company has adopted a policy to prohibit short sales or hedging transactions by executives and members of the Board. Through these awards and these policies, the Company believes that executives will take a longer term view of the Company and will seek to enhance stockholder value several years into the future. Equity awards also serve as a means of encouraging future performance and of retaining key employees over the long term. In addition, it is highly prevalent among peer companies to award equity to executives regularly. In the Company’s case, these awards are typically made early in the fiscal year. We believe that it would be difficult to attract, motivate, and retain executives without offering them a share in the Company’s long term prospects.

As more fully described below in “Benchmarking and the Compensation Consultant,” the Compensation Committee periodically conducts a benchmarking study to take into account, among other things, the prevalence (by amount and type) of equity awarded to executive officers of similarly situated companies. These studies typically include information on prevalent rates at which available shares are consumed under equity plans of peers. In awarding equity, the Board considers not only these studies, but also the compensation history of the Company, retention issues, and the expensing of equity awards. In 2018, the Board followed its standard practice of awarding shares (half time-based, half performance-based) to executives in March of that year.

Other Benefits—In 2018, the Company continued its practice of offering a comprehensive suite of other benefits to its executives, including group health (medical, dental and vision) and life insurance to all of our employees, including key executive officers. Our medical plan takes the form of PPO programs which are largely self-funded. However, the Company limited its claims exposure by maintaining stop loss coverage on an individual basis and appointed Collective Health as its third party administrator. Collective offers not only excellent claims processing service, but also a user-friendly, phone-based application as its claims interface. Health benefits premiums were highly-subsidized by the Company and offered extremely competitive terms (e.g., low co-payments and office visit charges). As a corollary to the group health plan, the Company continued to promote wellness through a voluntary program, through which the Company gives financial incentives for fitness, participation in group events (e.g., 5K, walking, yoga), fitness and diet coaching, among other things. These programs are a powerful tool in recruiting and not only raise morale, but also serve to foster the continued health of the workforce. Our executives also enjoyed life insurance and long term disability insurance coverage. In addition, certain executives received an automobile allowance and, in the case of the CEO, reimbursement for other perquisites (e.g., country club membership that provides a venue for the cultivation of business relationships).

Finally, in 2018, our executives (and, in fact, all full time employees) continued to have the option to participate in the Company’s 401K retirement savings plan, under which the Company matches up to 5% of the participant’s salary (subject to an annual cap) and the Employee Stock Purchase Plan (the “ESPP”), which permits the purchase of Company shares at a discount through payroll deduction.

Benchmarking and the Compensation Consultant

During 2018 the Compensation Committee’s independent compensation consultant, Exequity, revisited the group of comparator companies for purposes of benchmarking executive compensation, which analysis it completed in November 2018. In connection with those efforts, Exequity defined a group of comparators, focusing on product lines, Global Industry Classification Standard (“GICS”) numbers, and a proxy review to determine whether and to what extent peer companies identified the Company (or others in the Company’s peer group) as comparators. The comparator group (“Proxy Peers”) identified by Exequity consisted of 13 publicly traded specialty chemical companies, namely: Aceto Corporation (ACET), Balchem Corporation (BCPC), Chase Corporation (CCF), Hawkins, Inc. (HWKN), Innophos Holdings Inc. (IPHS), Innospec Inc. (IOSP), Intrepid Potash, Inc. (IPI), KMG Chemicals, Inc. (KMG), Landec Corporation (LNDC), LSB Industries, Inc. (LXU), OMNOVA Solutions, Inc. (OMN), Quaker Chemical Corporation (KWR) and Trecora Resources (TREC). Proxy Peers had median revenues of $533 million per annum and median market capitalization $489 million. It should be noted that American Vanguard is the only publicly traded crop protection Company of its size, and, with the exception of Aceto Corporation (which has a small percentage of net sales arising from crop protection products), no Proxy Peers operate at all in the crop protection sector.

According to Exequity’s analysis, 2018 compensation for the Company’s CEO yielded the following comparative results.

•	The CEO salary ($652,000) was slightly above the median (or 50th percentile) ($640,000) of the Proxy Peers.

•	CEO annual incentive compensation ($395,000) was below the 25th percentile for target bonus ($491,000) for Proxy Peers.

•	Total cash for the CEO ($1.046 million) was below the median target total cash ($1.280 million) for Proxy Peers.

•	Equity granted in 2018 to the CEO ($1.17 million) was below the median ($1.475 million) for Proxy Peers.

•	Total direct compensation for the Company’s CEO ($2.296 million) was between the 25th percentile ($2.154 million) and the median ($2.344 million) for total direct compensation of the Proxy Peers.

2019 PROXY STATEMENT	25

Compensation Discussion and Analysis

On average, according to the Exequity study, compensation for other NEOs yielded the following results. Salary was between the median and the 75th percentile on average for salaries of Proxy Peers, equity was at about the 25th percentile of target equity for such peers, and both annual incentive compensation and total direct compensation were at or below the median of comparable measures for the Proxy Peers.

Closing Comments

The Company believes that its executive compensation meets its primary objectives. During a year of integrating several new businesses, the Company improved both the top and bottom lines and had significant increases in operating income. Further, factory efficiency was at an all-time high, while operating expenses receded as a percentage of net sales. While the Company’s net indebtedness is somewhat higher than that of 2017, it was able to complete select acquisitions during the year while maintaining sufficient borrowing capacity for future opportunities. With improved pre-tax earnings (which exceeded the budgeted amount), the incentive compensation pool was increased. However, most of the increase was consumed by added headcount through global acquisitions. Consequently, cash bonuses for NEOs were modest (in fact flat for the CEO), except where the subject executives had been promoted to positions of greater responsibility. Further, while the CEO’s salary was slightly above the median for those of Proxy Peers CEO, all other components (bonus, equity and total compensation) were below the median. And, except for salaries (which were between the median and the 75th percentile) all other measures of compensation (bonus, equity and total direct compensation) for NEOs, other than the CEO, were, on average, below the median of the Company’s Proxy Peers. With respect to TSR, like other companies in the AgChem sector, the Company’s stock price performance in 2018 trended downward due to industry-wide factors, resulting in sub-median returns for the 3 and 5 year periods; despite this trend, the Company’s 1-year performance kept pace with GICS comparators and approached the median of Russell 2000 comparators. In short, the Company believes that overall compensation in 2018 was appropriate and aligned with performance in the context of both Proxy Peers and TSR among multiple comparator groups.

26	2019 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in that Item, the Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference in the Form 10-K.

Lawrence S. Clark, Chair

Morton D. Erlich

Alfred F. Ingulli

2019 PROXY STATEMENT	27

Compensation Discussion and Analysis

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current NEOs of the Company:

Name of Director/Officer	Age	Capacity
Eric G. Wintemute	63	Chairman and CEO
Ulrich G. Trogele	61	Executive Vice President, COO
David T. Johnson	62	Vice President, CFO and Treasurer
Timothy J. Donnelly	59	CAO, General Counsel, & Secretary
Anthony S. Hendrix	49	Vice President of Sales, US and Canada
Peter E. Eilers	55	Managing Director, Amvac Netherlands BV

Eric G. Wintemute has served as a director of the Company since June 1994. He was appointed Chairman and CEO in June 2011. Mr. Wintemute has also served as President and CEO from July 1994 until June 2011, after having been appointed Executive Vice President and COO of the Company in January 1994.

Ulrich G. Trogele has served as Chief Operating Officer of AMVAC Chemical Corporation, the Company’s principal operating subsidiary, since January 2015. Prior to joining the Company, Mr. Trogele spent 28 years in positions of increasing responsibility within the agribusiness sectors of agrochemicals, biologicals and plant nutrition. His career included 10 years at FMC Corporation, as President of Asia-Pacific, and several years as North American Area Director for FMC’s agricultural solutions business.

David T. Johnson has served as Vice President, CFO, and Treasurer of the Company since March, 2008. Mr. Johnson served as Finance Director for Amcor Flexibles UK Ltd., a $500 million manufacturer of decorative packaging and a subsidiary of Amcor, a multibillion dollar corporation based in Australia, from June 2003 through March 2008. Prior to that he served as Vice President of Finance for Sterer Engineering, a subsidiary of Eaton Aerospace, an $8 billion Cleveland based multinational Company from April 2001 through June 2003.

Timothy J. Donnelly has served as Chief Administrative Officer, General Counsel and Secretary of the Company since June 2010. He began his service with the Company in October 2005 as Vice President, General Counsel and Assistant Secretary, was appointed Secretary in June 2007 and assumed responsibility for Human Resources and Risk Management in 2009. Prior to his work with the Company, from September 2000 through October 2005, Mr. Donnelly served as Vice President, General Counsel and Secretary for DDi Corp. (Nasdaq—DDIC), a manufacturer of quick-turn, high-technology printed circuit boards.

Anthony S. Hendrix has served as Senior Vice President—Crop Sales for U.S. & Canada since August, 2018. Prior to that time, he was Vice President and Director of US Crop Sales commencing in January 2015. He began his service with the Company in March 2010 as Regional Sales Manager, Southeast Region. Prior to joining the Company, Mr. Hendrix served in various crop and district management roles for Syngenta Crop Protection throughout the western and southeastern U.S.

Peter E. Eilers has served as Managing Director of AMVAC Netherlands BV since June, 2018. Prior to that time, he served as Vice President, Business Development and Marketing, to which he was appointed in January 2017. Mr. Eilers joined the Company in August 2015 as Global Director of Business Development and Marketing. Prior to that time, Mr. Eilers had over 25 years’ experience with Bayer CropScience (and its predecessors) where he served as Marketing Director for EMEA, Executive Head of Bayer CropScience Merger & Acquisitions/Business Development, and Country Head in various regions, including Poland, the Baltics, Iberia and Indochina, among other positions.

28	2019 PROXY STATEMENT

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the three calendar years 2016, 2017 and 2018, paid or awarded by the Company and its subsidiaries to the CEO, CFO, the four most highly compensated executive officers other than the CEO and CFO, and any persons who departed from the Company during the subject year and, but for such departure, would have been in any of the aforementioned categories (the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compen- sation ($) (i)	Total ($) (j)
Eric G. Wintemute	2018	651,519	395,000	1,149,695	—	—	—	99,900	2,296,114
	2017	635,628	395,000	1,120,738	—	—	—	93,890	2,245,256
	2016	620,125	589,000	401,322	—	—	—	53,720	1,664,167

Ulrich G. Trogele(2)	2018	387,317	120,000	223,054	—	—	—	33,280	763,651
	2017	378,225	117,000	216,595	—	—	—	56,873	768,693
	2016	368,654	175,000	119,412	—	—	—	54,608	717,674

David T. Johnson	2018	369,255	115,000	212,271	—	—	—	33,280	729,806
	2017	360,249	110,000	206,293	—	—	—	29,370	705,912
	2016	342,087	165,000	105,650	—	—	—	29,120	641,857

Timothy J. Donnelly	2018	312,298	103,000	179,809	—	—	—	33,130	628,237
	2017	304,681	97,000	174,478	—	—	—	28,680	604,839
	2016	297,250	145,000	96,189	—	—	—	28,430	566,869

Anthony S. Hendrix	2018	279,831	100,000	108,098	—	—	—	30,375	518,304
	2017	239,530	81,400	89,145	—	—	—	41,880	451,955
	2016	226,046	120,300	79,599	—	—	—	29,741	455,686

Peter E Eilers(3)	2018	266,500	100,000	108,098	—	—	—	24,020	498,618
	2017	250,000	67,000	213,268	—	—	—	36,654	566,922
	2016	234,681	100,000	49,185	—	—	—	13,800	397,666

(1)	Amounts reflect bonus payments for service rendered in the subject year. These payments are made in April of the following year.

(2)	All other compensation reflects vacation earnings paid in the amount of $23,303 for 2017 and $21,288 for 2016.

(3)	Salary for 2016 reflects the effect of euro to dollar currency exchange.

2019 PROXY STATEMENT	29

Compensation Discussion and Analysis

ALL OTHER COMPENSATION

		Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($)(3)		Vacation/ Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	2018	42,840	(1)	—	3,060	54,000	(4)	—	—
	2017	38,820	(1)	—	2,070	53,000	(4)	—	—
	2016	38,400	(1)	—	2,070	13,250		—	—

Ulrich G. Trogele	2018	18,000	(2)	—	1,530	13,750		—	—
	2017	18,000	(2)	—	2,070	13,500		23,303	—
	2016	18,000	(2)	—	2,070	13,250		21,288	—

David T. Johnson	2018	18,000	(2)	—	1,530	13,750		—	—
	2017	13,800	(2)	—	2,070	13,500		—	—
	2016	13,800	(2)	—	2,070	13,250		—	—

Timothy J. Donnelly	2018	18,000	(2)	—	1,380	13,750		—	—
	2017	13,800	(2)	—	1,380	13,500		—	—
	2016	13,800	(2)	—	1,380	13,250		—	—

Anthony S. Hendrix	2018	15,809	(2)	—	816	13,750		—	—
	2017	27,276	(2)	—	1,104	13,500		—	—
	2016	16,620	(2)	—	1,104	12,017		—	—

Peter E Eilers	2018	13,800	(2)	—	816	9,404		—	—
	2017	13,800	(2)	—	1,104	13,500		8,250	—
	2016	13,800	(2)	—	—	—		—	—

(1)

Automobile allowance of $21,600, $18,000 and $18,000 for the years ended December 31, 2018, 2017 and 2016, respectively; and personal expense reimbursements of $21,240, $20,820 and $20,400 relating to country club membership fees and assessments in the years ended December 31, 2018, 2017, and 2016, respectively.

(2)	Automobile allowance.

(3)	Effective January 1, 2005, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary.

(4)

This reflects the Company’s total contribution to employee’s 401K account in 2018 and 2017 and is the sum of a $6,000 to match to employee’s salary deferral plus $48,000 and $47,000, respectively, in additional contribution in conjunction with a proportionate contribution being concurrently made to a group of non-highly compensated employees.

30	2019 PROXY STATEMENT

Compensation Discussion and Analysis

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grant of plan-based awards for the year ended December 31, 2018 to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Full Grant Date Fair Value of Stock ($)(1) (l)
Name (a)	Grant Date (b)	Threshold (#) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
Eric G. Wintemute	3/9/2018	—	—	—	29,232	29,323	(2)	29,323	—	—	—	584,994
Eric G. Wintemute	3/9/2018	—	—	—	11,729	23,458	(3)	46,916	—	—	—	467,987
Eric G. Wintemute	3/9/2018	—	—	—	2,933	5,865	(4)	11,730	—	—	—	96,714
Ulrich G. Trogele	3/9/2018	—	—	—	5,689	5,689	(2)	5,689	—	—	—	113,496
Ulrich G. Trogele	3/9/2018	—	—	—	2,276	4,551	(3)	9,102	—	—	—	90,792
Ulrich G. Trogele	3/9/2018	—	—	—	569	1,138	(4)	2,276	—	—	—	18,766
David T. Johnson	3/9/2018	—	—	—	5,414	5,414	(2)	5,414	—	—	—	108,009
David T. Johnson	3/9/2018	—	—	—	2,166	4,331	(3)	8,662	—	—	—	86,403
David T. Johnson	3/9/2018	—	—	—	542	1,083	(4)	2,166	—	—	—	17,859
Timothy J. Donnelly	3/9/2018	—	—	—	4,586	4,586	(2)	4,586	—	—	—	91,491
Timothy J. Donnelly	3/9/2018	—	—	—	1,835	3,669	(2)	7,338	—	—	—	73,197
Timothy J. Donnelly	3/9/2018	—	—	—	459	917	(2)	1,834	—	—	—	15,121
Anthony S. Hendrix	3/9/2018	—	—	—	2,757	2,757	(2)	2,757	—	—	—	55,002
Anthony S. Hendrix	3/9/2018	—	—	—	1,103	2,206	(3)	4,412	—	—	—	44,010
Anthony S. Hendrix	3/9/2018	—	—	—	276	551	(4)	1,102	—	—	—	9,086
Peter E. Eilers	3/9/2018	—	—	—	2,757	2,757	(2)	2,757	—	—	—	55,002
Peter E. Eilers	3/9/2018	—	—	—	1,103	2,206	(3)	4,412	—	—	—	44,010
Peter E. Eilers	3/9/2018	—	—	—	276	551	(4)	1,102	—	—	—	9,086

(1)

This column shows the full grant date fair value of restricted stock grants made based on the closing price of the Company’s stock as of the Plan extension approval date, with the exception of the TSR grant, which was determined by using the Monte Carlo valuation method. The full grant date fair value of each award is the number of shares multiplied by the grant date fair value per share. These amounts were not paid to any named executive officer. The recognized compensation expenses for 2018 are shown in the “Stock Awards” column in the “Summary Compensation Table”.

(2)

These grants constitute restricted stock that vests in its entirety upon three years of the award date and is subject to forfeiture in the event that the recipient is not continuously employed by the Company through the vesting date. The grant date fair value of these awards is $19.95 per share, which was determined based on the closing price of the Company’s stock as of the Plan extension approval date.

(3)

These grants constitute performance shares that vest upon both (i) the passage of three years of full-time, continuous employment and (ii) the achievement of certain financial goals of the Company compared to an identified peer group. With respect to clause (ii), the number of shares to vest depends upon the level of net sales and income before taxes achieved during the period commencing January 1, 2018 and ending December 31, 2020 as compared to internal targets and can vary from zero (for performance at less than 80% of the target) to 200% (for performance at or above 125% of the target). The grant date fair value of these awards is $19.95 per share, which was determined based on the closing price of the Company’s stock as of the Plan extension approval date.

(4)

These shares constitute an award of performance shares that vest based upon both (i) continuous, full time service through the third anniversary of the award, and (ii) the achievement of TSR metrics as follows. As measured during the period commencing January 1, 2018 and ending December 31, 2020, assuming an initial share price of $16.49 per share, the number of shares earned depends upon the achievement of a certain target share price as compared to that of the Russell 2000 Index and comparator companies, identified in the Company’s 2017 Proxy Statement at the end of the measurement period and can vary from zero shares (for a share price that is less than 30th percentile of the comparator group) to 200% (for a share price that is at or greater than 80th percentile of the comparator group). The grant date fair value of these awards is $16.49 per share, which was determined using the Monte Carlo valuation method.

2019 PROXY STATEMENT	31

Compensation Discussion and Analysis

SUPPLEMENTAL TABLE OF 2019 EQUITY AWARDS

The following table summarizes restricted stock awards granted to executive officers on March 28, 2019.

Name (a)	Number of Shares of Stock(#) (b)	Price of Stock ($/Share) (c)	Full Grant Date Fair Value of Stock ($) (d)	Performance- Based Awards ($) (e)	Total ($) (f)
Eric G. Wintemute	34,603	17.34	600,000	—	600,000
Eric G. Wintemute	34,603	17.34	—	600,000	600,000
Ulrich G. Trogele	6,719	17.34	116,500	—	116,500
Ulrich G. Trogele	6,719	17.34	—	116,500	116,500
David T. Johnson	6,488	17.34	112,500	—	112,500
David T. Johnson	6,488	17.34	—	112,500	112,500
Timothy J. Donnelly	5,768	17.34	100,000	—	100,000
Timothy J. Donnelly	5,768	17.34	—	100,000	100,000
Anthony S. Hendrix	3,980	17.34	69,000	—	69,000
Anthony S. Hendrix	3,980	17.34	—	69,000	69,000
Peter E Eilers	3,749	17.34	65,000	—	65,000
Peter E Eilers	3,749	17.34	—	65,000	65,000

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows, with respect to the NEOs, the number of shares covered by both exercisable and non-exercisable stock options and, in addition, grants of restricted stock units that had not yet vested as of December 31, 2018, with respect to options to purchase common stock of the Company. The closing price of the common stock on December 31, 2018, the last trading day of the Company’s fiscal year, was $15.19 per share.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	30,000	—	—	$7.50	12/10/2020
Eric G. Wintemute	78,126	—	—	$11.49	12/30/2024
David T. Johnson	21,500	—	—	$7.50	12/10/2020
David T. Johnson	22,175	—	—	$11.49	12/30/2024
Timothy J. Donnelly	25,000	—	—	$7.50	12/10/2020
Timothy J. Donnelly	20,306	—	—	$11.49	12/30/2024
Anthony S. Hendrix	11,000	—	—	$7.50	12/10/2020
Anthony S. Hendrix	5,611	—	—	$11.49	12/30/2024

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Eric G. Wintemute	157,040	2,385,438	—	—
Ulrich G. Trogele	33,234	504,824	—	—
David T. Johnson	31,096	472,348	—	—
Timothy J. Donnelly	26,778	406,758	—	—
Anthony S. Hendrix	16,576	251,789	—	—
Peter E Eilers	21,238	322,605	—	—

32	2019 PROXY STATEMENT

Compensation Discussion and Analysis

OPTION EXERCISES AND STOCK VESTED

The following table shows, with respect to the NEOs, the number of shares acquired on the exercise of stock options and on vesting of stock awards and their respective value realized (market price less exercise price) for the year ended December 31, 2018.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	—	—	—	—
Ulrich G. Trogele	—	—	22,125	461,306
David T. Johnson	3,500	48,300	—	—
Timothy J. Donnelly	—	—	—	—
Anthony S. Hendrix	—	—	—	—
Peter E. Eilers	—	—	8,058	183,912

(1)	Value realized on vesting is value of shares, including shares withheld for payroll tax purposes, at time of vesting.

Pension Benefits and Non-qualified Deferred Compensation

The Company provided no pension benefits and no non-qualified deferred compensation to the NEOs during the year ended December  31, 2018.

Potential Payments upon Termination or Change of Control

Each of the NEOs is party to a Change of Control Severance Agreement. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is both a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason within 24 months of such change of control. In other words, there is a double trigger before benefits are earned under this arrangement. If the employee is terminated for cause or due to death or disability, he or she is not entitled to severance under the agreement. Provided both conditions for payment are met, the employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the Company in which those who were stockholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the Company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly owns more than 50% of the Common Stock of the Company. As a condition to payment, the employee must enter into a written release of claims against the Company.

The following table summarizes the estimated payments to be made to the NEOs in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2018.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Options and Grants Vesting ($)(1)	Total Change in Control Payments ($)(2)
Eric G. Wintemute	1,303,038	31,687	25,000	2,385,438	3,745,163
Ulrich G. Trogele	774,634	39,196	25,000	504,824	1,343,654
David T. Johnson	738,511	59,412	25,000	472,348	1,295,271
Timothy J. Donnelly	624,597	78,202	25,000	406,758	1,134,557
Anthony S. Hendrix	559,662	78,202	25,000	251,789	914,653
Peter E. Eilers	533,000	59,412	25,000	322,605	940,017

(1)

Upon change in control, the agreement allows for the accelerated vesting of options and grants. Assuming the change in control had happened as of December 31, 2018, there would be unvested awards of 285,962 shares of restricted stocks and no shares of incentive stock options. If the change in control occurred on December 31, 2018, these awards would have vested and the Company would have recognized additional compensation expense based on grant date fair value in the amount of $2,173,422 for restricted stocks (which is the sum of this column).

(2)	There are no tax excise gross-ups relating to change-in-control payments for NEOs.

2019 PROXY STATEMENT	33

Compensation Discussion and Analysis

CEO Pay Ratio Disclosure

As per Item 402(u) of Regulation S-K, we are providing the following information about the annual total compensation of our CEO, Eric G. Wintemute, as compared with the median of annual total compensation of all employees of the Company (excluding the CEO). For fiscal year 2018, we report as follows:

•	The annual total compensation of the CEO, as per the Summary Compensation table on page 29 hereof was $2,296,114; and

•	The median of the annual total compensation of all employees of the Company (excluding the CEO) was $84,567.

Based upon this information, we reasonably estimate that the ratio for the CEO’s annual total compensation to the annual total compensation of our median employee was approximately 27:1.

Our pay ratio was calculated as per Item 402(u) as follows. In order to identify the median employee, using the criteria set forth in Item 402(c) of Regulation S-K for populating data within the Summary Compensation Table, we gathered information from payroll, stock award, expense reimbursement and benefits records on all employees as of December 31, 2018, which was within three months of the closing of the Company’s last fiscal year. As reported in last year’s proxy, we closed two acquisitions during the month of October 2017, namely, our acquisition of substantially all of the assets of OHP, Inc. (including approximately 15 personnel) and our acquisition of Grupo AgriCenter, which consists of several businesses in Central America (including, at that time, approximately 130 personnel). Accordingly, in last year’s proxy we elected to exclude from our pay-ratio analysis personnel from both of those acquisitions, reasoning that the compensation of such persons had been subject to the practices of the predecessor businesses for the majority of 2017 and would not necessarily be reflective of the Company’s practices for that year. However, now that those businesses have functioned within the Company’s control for over one-full year, we have included those personnel in our analysis for 2018. Thus, the CEO pay ratio now includes the entire global workforce as of December 31, 2018.

In measuring the wages of non-exempt employees, we took the actual wages, including regular time and overtime, paid to such employees. Where employees were paid in foreign currencies, we converted that currency into U.S. dollars as of the date of measurement. In establishing total compensation, we considered not only wages and bonuses, but also automobile allowances, life insurance contributions, 401K contributions and the fair value of equity awards, if any. After arriving a total compensation for the employee population (not including the CEO), we listed them in descending order of compensation and identified the median employee.

Director Compensation

The following table summarizes compensation paid to the Board for the year ended December 31, 2018.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Scott D. Baskin	114,500	35,000	—	—	—	—	149,500
Lawrence S. Clark	93,500	70,000	—	—	—	—	163,500
Debra F. Edwards	118,500	35,000	—	—	—	—	153,500
Alfred F. Ingulli	101,000	70,000	—	—	—	—	171,000
John L. Killmer	104,500	70,000	—	—	—	—	174,500
Morton D. Erlich	89,500	70,000	—	—	—	—	159,500
M. Esmail Zirakparvar	126,500	35,000	—	—	—	—	161,500

The Company has the following compensatory arrangements with the non-employee members of its Board:

Cash Compensation:

Effective with his or her election or re-election to the Board, each non-management director is entitled to receive cash compensation for his or her services on the Board as follows:

•	Quarterly retainer fee of $11,250 for services on the Board.

•	Quarterly retainer fee of $6,250 for services as Lead Director of the Board.

•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.

•	Quarterly retainer fee of $1,250 for service as chairperson of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Risk Committee.

34	2019 PROXY STATEMENT

Compensation Discussion and Analysis

•	Attendance fee of $2,500 per meeting of the Board.

•

Attendance fee of $1,000 per meeting of each of the Risk Committee and the Nominating and Corporate Governance Committee. Attendance fee of $1,500 per meeting of each of the Audit Committee, the Compensation Committee and the Finance Committee. Further, non-management directors receive $1,250 per meeting in executive session.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended June 6, 2017 (the “Plan”), each non-employee director of the Board is entitled to receive awards of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows. In connection with each non-employee director’s election or re-election to the Board, during 2018 such director was entitled to receive an award that equals $70,000 (the “Stock Award”). Further, it is the policy of the Company that each director accumulate and hold Company stock equal to the number of shares received by him or her over the course of his or her first four full years of service on the Board, after which such director may elect to receive up to half of the value of any subsequent Stock Award in the form of a cash payment. If a person is appointed to the Board for any partial year (for example, due to a vacancy on the Board), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board.

•

Each Stock Award will be calculated based on the closing price of the Common Stock on the date of issuance, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors, effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action brought by the Company against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into an employment agreement, dated as of January 15, 2008, pursuant to which Mr. Wintemute serves as the Company’s Chairman and CEO. Mr. Wintemute’s current annual base compensation is $667,807, with increases to be made by the Board in their sole discretion. Mr. Wintemute may receive a bonus, in an amount as determined by the Board, based on his performance against reasonable qualitative and quantitative benchmarks. The agreement also provides Mr. Wintemute with certain additional benefits which are prevalent among executives at this level in the industry, including a car allowance of $1,800 per month and reimbursement for reasonable and customary business expenses. Mr. Wintemute’s agreement is of indefinite duration, unless terminated by the Company. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to two times the average annual cash compensation received by him over the course of the two immediately preceding calendar years. If Mr. Wintemute dies or is disabled during the term of the agreement, the Company will pay him or his designated beneficiary, as applicable, any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death or disability.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2018, consisted of Lawrence S. Clark, Alfred F. Ingulli, and Morton D. Erlich. During 2018, no member of the Compensation Committee served on the board of directors of any other entity, where any officer or director of such entity also served on the Company’s Board.

Review and Approval of Related Person Transactions

In accordance with the terms of its charter, the Nominating and Corporate Governance Committee (“the Committee”) has the responsibility for the review and approval or ratification of all related persons and conflict of interest transactions involving any director, executive officer, nominee for director, any holder of 5% or more of any class of the Company’s voting securities or any non-executive officer (or any member of the immediate family of any of the foregoing persons), if any such transaction involves more than $10,000, in each case using appropriate counsel and other advisers, as the Committee may deem necessary.

In the course of its review of proposed related person transactions, the Committee considers all relevant facts and circumstances, including: (i) the benefits of the transaction to the Company; (ii) the impact of the transaction on a director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) other facts and circumstances that may bear on the materiality of the transaction under applicable law and listing standards. The Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any proposed related person transaction.

2019 PROXY STATEMENT	35

Compensation Discussion and Analysis

The Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. To the extent that a proposed related person transaction involves any member of the Committee (or an immediate family member of any member of the Committee), such member would not participate in the deliberations or vote respecting the approval or ratification of the proposed transaction.

Related Person Transactions

There were no related party transactions during fiscal year 2018.

36	2019 PROXY STATEMENT

SUMMARY OF PROPOSALS

This Proxy contains three proposals for which stockholder action is sought.

•	Proposal 1 requests the re-election of eight directors to the Board.

•	Proposal 2 requests the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for 2019.

•	Proposal 3 requests an advisory vote on executive compensation.

Details of each proposal follow.

2019 PROXY STATEMENT	37

PROPOSAL 1 ELECTION OF DIRECTORS

The Board is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company, currently provide that the number of directors of the Board shall not be more than nine nor less than three. As per the Bylaws, the Board has fixed the maximum number of directors at nine. At this election, eight directors have been nominated to be re-elected at the Annual Meeting and, if elected, will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. The Board has nominated Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar to be elected to serve as directors until the next annual meeting or until their successors are duly elected and qualified.

REQUIRED VOTE AND RECOMMENDATION

The directors to be elected or re-elected by the holders of Common Stock shall be the candidates receiving a number of “FOR” votes that exceed the number of “AGAINST” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

38	2019 PROXY STATEMENT

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company has engaged BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2019, and the Board of Directors has confirmed that engagement.

BDO has served as the independent registered public accounting firm of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is of great value.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2018 and 2017, were (in thousands):

	2018	2017
Audit Fees	$990	$897
Tax Services	290	181
Audit-Related Services	8	90
	$1,288	$1,168

Audit fees for 2018 and 2017 were for professional services rendered for the audits of the consolidated financial statements of the Company, including the audits of internal controls under Section 404 of the Sarbanes-Oxley Act, reviews of quarterly condensed financial statements, consents, and assistance with review of documents filed with the SEC.

Tax fees for 2018 and 2017 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice (including with respect to the Tax Cuts and Jobs Act), as well as assistance with and representation in tax audits and advice related to acquisitions.

Audit-related fees primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. In 2018, BDO provided diligence services related to the Company’s acquisition of TyraTech, Inc. In 2017, BDO provided diligence services related to the Company’s acquisition of substantially all of the assets of OHP, Inc. Our Audit Committee has considered whether the provision of the audit-related services described above is compatible with maintaining our registered public accounting firm’s independence and determined that such services are appropriate.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm to audit the 2019 consolidated financial statements and related internal controls over financial reporting of American Vanguard Corporation and its subsidiaries, made by the Audit Committee and the Board, is hereby ratified.”

2019 PROXY STATEMENT	39

PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Over the past three years, stockholders have indicated on average approximately 93% approval for the Company’s executive compensation. As mentioned in the Compensation Discussion and Analysis, our executive compensation is designed to provide compensation on the basis of performance that supports key financial and strategic business outcomes; to attract, motivate and retain top talent to lead our business; and to align management’s interests with those of our stockholders.

Our executive compensation:

•	Has been benchmarked against a comparator group of companies that are similar in size and business activity;

•	Is designed in collaboration with an independent compensation consultant;

•

Features incentive elements that rise and fall with financial performance. For example, in light of reduced financial performance in 2014, NEOs received no cash incentive compensation or salary increases. By contrast, with improved net sales, net income and operating income and a larger incentive compensation pool in 2018, NEOs (other than those receiving promotions in 2018) received salary increases (at market rates) plus bonuses that were at or slightly above those of the prior year;

•

Includes time-based and performance-based equity awards and holding requirements that give executives a longer term view of the Company’s financial performance. For the third consecutive year, in 2018, half of the equity awards to NEOs were performance awards, which are contingent upon financial performance and stockholder return as measured over a three year period;

•	Is based primarily upon objective performance targets such as net sales, net income, EBITDA and SMARTgoals;

•

Includes factors that limit discretion and discourage misconduct, such as caps on bonuses, a clawback provision for incentive compensation received by persons complicit in a material restatement, and a policy against hedging shares; and

•

Is administered pragmatically to ensure that NEOs are paid for performance. At the same time, the Company’s plan also includes incentives for retaining key employees for the purpose of building long term stockholder value.

This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder, the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Company’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

REQUIRED VOTE AND RECOMMENDATION

The passage of a recommendation requires the affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

40	2019 PROXY STATEMENT

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in writing and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2020 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

If the stockholder intends to present a proposal at the 2020 Annual Meeting of Stockholders, without inclusion of such proposal in the Company’s proxy materials, the proposal must be received by the Company no earlier than December 31, 2019 and no later than January 15, 2020, and must (i) present a proper matter for stockholder action under the Delaware General Corporation Law, (ii) comply with the requirements of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated, and (iii) comply with the requirements of the Securities Exchange Act.

Stockholder Nomination of Directors

The Nominating and Corporate Governance Committee (the “N&CG Committee”) of the Board will consider nominees to the Board recommended by stockholders for the 2020 Annual Meeting of Stockholders, provided that the stockholders comply with the following procedures:

•

Notice of the nomination must be given in writing to the Chairperson of the committee (specifically to American Vanguard Corporation, Attn: Chairperson of the N&CG Committee, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660) not less than ninety (90) days prior to any meeting of stockholders called for the election of directors. We have historically held our annual meeting of stockholders during the first half of June.

•

Any notice of nomination must include (i) the stockholder’s name, address and number of shares of the Company owned by such stockholder; (ii) the name, age, business address, residence address, and principal occupation of the nominee; (iii) the number of shares of the Company beneficially owned by the nominee; (iv) information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws; (v) information as to whether the nominee can understand basic financial statements; and (vi) information as to the nominee’s other board memberships (if any). The stockholder must also submit with such notice the nominee’s written consent to be elected and to serve on the Board.

•	The N&CG Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

In considering candidates for the Board, the N&CG Committee selects from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current makeup of the Board. The assessment includes a review of the candidate’s (i) understanding of the Company’s industry, (ii) experience as a member of senior management in this industry, (iii) experience as a member of the board of directors of a publicly-traded Company, and (iv) acumen and experience in strategic planning, corporate finance, and mergers and acquisitions—all in the context of the perceived needs of the Board at that point in time. Further, the Board is committed to gender diversity in the recruitment and appointment of directors.

2019 PROXY STATEMENT	41

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K (excluding exhibits), filed with the SEC with respect to the year ended December 31, 2018. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2018 is available with this Proxy Statement but shall not be deemed incorporated herein. The Board does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein.

By Order of the Board of Directors

Timothy J. Donnelly
Chief Administrative Officer,
General Counsel & Secretary

Dated: April 22, 2019

42	2019 PROXY STATEMENT

AMERICAN VANGUARD CORPORATION ATTN: LUCY COONEY 4695 MACARTHUR COURT, SUITE 1200 NEWPORT BEACH, CA 92660

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 4, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 31, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AVD2019

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 4, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 31, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E71547-P22927 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN VANGUARD CORPORATION

The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:	FOR	AGAINST	ABSTAIN	The Board of Directors recommends you vote FOR proposals 2 and 3.		FOR	AGAINST	ABSTAIN

1a. Scott D. Baskin	☐	☐	☐	2.	Ratify the appointment of BDO USA, LLP as Independent registered public accounting firm for the year ending December 31,2019.	☐	☐	☐
1b. Lawrence S. Clark	☐	☐	☐

1c. Debra F. Edwards	☐	☐	☐	3.	Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.	☐	☐	☐
1d. Morton D. Erlich	☐	☐	☐
1e. Alfred F. Ingulli	☐	☐	☐
1f. John L. Kilmer	☐	☐	☐
1g. Eric G. Wintermute	☐	☐	☐

1h. M. Esmail Zrakparvar	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E71548-P22927

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1200, Newport Beach, California 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote Instruction via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Use the Company Number and Account Number shown on your proxy.

The undersigned hereby appoints ERIC G. WINTEMUTE and TIMOTHY J. DONNELLY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of the Common Stock of American Vanguard Corporation held of record by the undersigned at the close of business on Wednesday, April 10, 2019. The Annual Meeting will be a completely virtual meeting of Stockholders, to be held at 11:00 a.m. PDT on Wednesday, June 5, 2019, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side